NEWS RELEASE

Contact:	Alliance Data Systems
Shelley E. Whiddon — Media
972.348.4310
swhiddon@alldata.net

Ed Heffernan
Analysts/Investors
972.348.5196
eheff@alldata.net

ALLIANCE DATA SYSTEMS CLOSES $600 MILLION ASSET-BACKED NOTE OFFERING

                Offering benefits operating expenses and cash flow for the next five years

DALLAS, Texas, Nov. 11, 2002 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, marketing services and credit services, today announced that it has completed a $600 million offering of five-year asset-backed notes issued as part of Alliance Data’s securitization program for its private label credit card subsidiary, World Financial Network National Bank (WFNNB).  The notes were issued through the World Financial Network Credit Card Master Note Trust.

The notes are rated AAA thru BBB by Standard and Poor’s debt-rating service and are secured by a beneficial interest in a pool of receivables that arise under WFNNB’s private label revolving credit card accounts.  The notes were used to retire an existing series of investor certificates.

“With the completion of this offering, we have locked-in historically attractive fixed-rate funds for the next five years,” commented Ed Heffernan, chief financial officer, Alliance Data Systems.  “This benefits the Company through lower operating expenses and enhanced cash flow.”

Joint-lead underwriters on the Class A and Class B notes were JPMorgan and Wachovia Securities.  Class A co-managers were Banc One Capital Markets, Inc., Barclays Capital and Credit Suisse First Boston.  The Class C notes were solely underwritten by JPMorgan.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Alliance Data Systems’ Safe Harbor Statement/Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act.  Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management.  When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission.  If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

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